EXHIBIT 99.1

Contact:
Edward B. Rudner                         Alison Ziegler
Online Vacation Center Holding Corp.     Cameron Associates
954-377-6400                             212-554-5469 or alison@cameronassoc.com
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        Online Vacation Center Holdings Corp. Acquires Certain Assets of
                             SmartTraveler.com, Inc.

Plantation, FL, January 22, 2007 - Online Vacation Center Holdings Corp. (OTC
BB: ONVC), an aggregator of diversified vacation sellers, today announced that it has acquired certain assets of SmartTraveler.com, Inc., a home-based travel seller and Internet media company. The transaction was effective January 19, 2007.

Online Vacation Center Holdings acquired two online consumer travel newsletters, Cruise Newsletter (www.cruisenewsletter.com) and Travel Newsletter (www.travelnewsletter.com) from SmartTraveler.com, Inc. as well as its home based travel agent business. The purchase, which was made for a combination of cash and Online Vacation Center Holdings common stock, is expected to be accretive to earnings in 2007.

"The acquisition of these assets from SmartTraveler.com further expands our Internet media and travel publishing business with the addition of two well respected consumer newsletters for great cruise and travel offers, as well as approximately 300,000 subscribers," said Ed Rudner, Chief Executive Officer of Online Vacation Center Holdings Corp. "With our continued acquisition of travel publishers and industry newsletters, Online Vacation's e-mail expertise and a growing base of advertisers, we believe we are putting together a very exciting advertising outlet for vacation suppliers and agents."

Mr. Rudner added, "This transaction also marks our entry into the home-based travel agency business with the addition of 30 home-based agents to our organization. The home-based agent model is one of the fasted growing segments in our industry and we look forward to increasing our participation in this market."

Alpharetta Ga. based Innovative Travel Acquisitions Inc. facilitated the transaction.

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on building a network of diversified vacation sellers with a range of products that can be cross-sold to an extensive customer base. Target businesses will be financially and technologically sound and provide a high degree of personalized service to help customers research, plan and purchase a vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

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Online Vacation Center Holdings
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Certain statements in this press release may be "forward-looking statements"
within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in the company's filings with the Securities and Exchange Commission.

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